UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

ONEWATER MARINE INC.
(Name of Issuer)

CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

68280L101
(CUSIP Number)

FEBRUARY 11, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d–1(b)

☒	Rule 13d–1(c)

☐	Rule 13d–1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 68280L101

1	NAMES OF REPORTING PERSONS
Thomas W. Mack

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
306,199

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
306,199

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
306,199

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	Based on 6,087,906 shares of Class A common stock, par value $0.01 per share, of OneWater Marine Inc., a Delaware corporation, issued and outstanding as of February 19, 2020.

Page 2 of 5 Pages

CUSIP NO. 68280L101

Item 1(a).	Name of issuer:

OneWater Marine Inc.

Item 1(b).	Address of issuer’s principal executive offices:

6275 Lanier Islands Parkway
Buford, Georgia 30518

Item 2(a).	Names of persons filing:

Thomas W. Mack

Item 2(b).	Address or principal business office or, if none, residence of each Reporting Person is:

1611 Sawmill Parkway
Huron, Ohio 44839

Item 2(c).	Citizenship:

United States of America

Item 2(d).	Title of class of securities:

Class A common stock, par value $0.01 per share, of OneWater Marine Inc.

Item 2(e).	CUSIP number:

68280L101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership:

The information regarding ownership set forth in Items 5-9 and 11 of the cover page is hereby incorporated herein by reference.

Item 5.	Ownership of five percent or less of a class:

Not applicable

Item 6.	Ownership of more than five percent on behalf of another person:

Not applicable

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person:

Not applicable

Item 8.	Identification and classification of members of the group:

Not applicable

Page 3 of 5 Pages

CUSIP NO. 68280L101

Item 9.	Notice of dissolution of group:

Not applicable

Item 10.	Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 4 of 5 Pages

CUSIP NO. 68280L101

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 21, 2020
	By:	/s/ Thomas W. Mack
Thomas W. Mack

Page 5 of 5 Pages